EXHIBIT 99.1

Oxford Announces Fiscal 2017 First Quarter Results

--Strong Performance at Tommy Bahama Drives Solid First Quarter--
--Affirms Full-Year Adjusted EPS Guidance--

ATLANTA, June 06, 2017 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2017 first quarter ended April 29, 2017.  Consolidated net sales increased to $272.4 million compared to $256.2 million in the first quarter of fiscal 2016. Earnings on a GAAP basis were $1.03 per share in the first quarter of fiscal 2017 compared to $1.21 in the same period of the prior year.  On an adjusted basis, earnings were $1.12 per share in the first quarter of fiscal 2017 compared to $1.26 in the first quarter of fiscal 2016.

For the first quarter of fiscal 2017, the Company’s effective tax rate was 40.8% compared to 35.7% in the first quarter of fiscal 2016. The current year effective tax rate reflects the unfavorable impact of the accounting treatment for the vesting of certain stock awards in the first quarter of fiscal 2017. Additionally, fiscal 2016’s tax rate reflected the benefit of the utilization of operating loss carryforwards.  The change in the effective tax rate resulted in a $0.09 year-over-year reduction in earnings per share.

Thomas C. Chubb III, Chairman and CEO, commented, “Oxford, with its dynamic portfolio of lifestyle brands, is positioned well to succeed in this challenging marketplace and I am very pleased with our first quarter results.  Our top line increased 6%, driven by several factors including the addition of Southern Tide to our portfolio, sales associated with new, full-price retail stores, increased sales in our restaurants and a 2% increase in comparable store sales.  These increases were partially offset by a decrease in wholesale sales as we carefully manage and control our exposure to department stores, a strategy critical to maintaining the strength of our brands.  We also delivered on the bottom line with first quarter earnings that exceeded our guidance.”

Mr. Chubb continued, “We are particularly encouraged by the progress made at Tommy Bahama in the first quarter.  We know that the right combination of beautiful product supported by a strong marketing campaign can deliver great results.  Driven by positive comp store sales, we were pleased to see Tommy Bahama’s operating margin expand over a hundred basis points in the quarter. During the first quarter, Lilly delivered a modest expansion in gross margin and an impressive 28% operating margin even with a slight decline in sales compared to last year’s first quarter. The first quarter of 2017 also included a very solid performance from Southern Tide.  This spring, Southern Tide saw strength in their e-commerce and at-once wholesale businesses and delivered a 17% operating margin.”

Mr. Chubb concluded, “We have come out of the gate with a good start to fiscal 2017.  While we are still facing formidable challenges in the consumer marketplace, our portfolio of unique, compelling brands and carefully controlled distribution positions us well to deliver shareholder value.”

Consolidated Operating Results

First quarter fiscal 2017 net sales increased 6% to $272.4 million.  This increase was driven by the addition of the Southern Tide business, new stores and Tommy Bahama’s strong comparable store sales.  At Lilly Pulitzer, first quarter sales decreased modestly by 2%.  The sales contribution of new stores was more than offset by lower wholesale sales, as Lilly Pulitzer continued to closely manage and control this channel of distribution, and negative comparable store sales. The comparable store sales decline was a combination of positive comparable sales in e-commerce and negative comparable sales in brick and mortar stores. As expected, sales at Lanier Apparel were lower than last year.

Gross profit in the first quarter increased to $159.4 million compared to $151.5 million in the same period of the prior year. Gross margin in the first quarter of fiscal 2017 was 58.5% compared to 59.1% in the first quarter of fiscal 2016. Modest gross margin expansion at Tommy Bahama and Lilly Pulitzer was more than offset by the impact of LIFO accounting and a decline in gross margin at Lanier Apparel. On an adjusted basis, the Company had modest gross margin expansion.

In the first quarter of fiscal 2017, SG&A as a percentage of net sales was 48.9% or $133.2 million compared to 48.2% or $123.5 million in the prior year’s first quarter.  The increase was primarily due to SG&A associated with the Southern Tide business and incremental costs associated with operating additional retail stores.

For the first quarter of fiscal 2017, royalties and other operating income were $3.7 million compared to $4.0 million in the first quarter of fiscal 2016.

Operating income in the first quarter of fiscal 2017 was $30.0 million compared to $32.0 million in the same period of the prior year. On an adjusted basis, operating income was $32.1 million compared to $33.0 million in the first quarter of fiscal 2016.

Interest expense for the first quarter of fiscal 2017 was $0.9 million compared to $0.6 million in the first quarter of fiscal 2016.

Balance Sheet and Liquidity

Inventory decreased to $127.1 million at April 29, 2017 from $143.6 million at the end of the first quarter of fiscal 2016 primarily reflecting lower inventories at Tommy Bahama and Lanier Apparel.

As of April 29, 2017, the Company had $93.3 million of borrowings outstanding under its $325 million revolving credit agreement compared to $152.9 million at the end of the first quarter of fiscal 2016, with the decrease attributable to strong cash flow from operations.  The Company ended the quarter with $194.4 million of unused availability under its credit agreement.

Outlook for Second Quarter and Fiscal Year 2017

The Company initiated its guidance for the second quarter of fiscal 2017, ending on July 29, 2017.  The Company expects net sales in a range from $285 million to $295 million compared to net sales of $283.0 million in the second quarter of fiscal 2016. Earnings per share on a GAAP basis are expected to be in a range of $1.33 to $1.43 in the second quarter.  On an adjusted basis, earnings per share for the second quarter of fiscal 2017 are expected to be in a range of $1.35 to $1.45. This compares with second quarter fiscal 2016 earnings per share of $1.44 and adjusted earnings per share of $1.48.

The Company has affirmed its adjusted earnings outlook for the full year fiscal 2017 and has revised its GAAP earnings outlook due to the impact of LIFO accounting. GAAP earnings per share are now expected to be between $3.33 and $3.53. Adjusted earnings per share are expected to be between $3.50 and $3.70. This compares to earnings on a GAAP basis of $3.27 per share and, on an adjusted basis, $3.30 per share in fiscal 2016. The Company now expects net sales to grow to between $1.09 billion to $1.11 billion as compared to Fiscal 2016 net sales of $1.023 billion.

The Company’s effective tax rate for fiscal 2017 is expected to be approximately 39% compared to 37% in the full 2016 fiscal year, with the increase reflecting the unfavorable impact of the vesting of stock awards and a reduction in the utilization of operating loss carryforwards relative to fiscal 2016. Full year interest expense is estimated to be approximately $3.5 million.

Capital expenditures in fiscal 2017, including $8.5 million in the first quarter of fiscal 2017, are expected to be in a range of $50 million to $55 million, primarily reflecting investments in information technology initiatives, new retail stores and restaurants, and investments to remodel and relocate existing retail stores.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 20, 2017 by dialing (412) 317-6671 access code 4078920.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. The results from the Ben Sherman business, which was sold on July 17, 2015, are reflected as discontinued operations for all periods presented.  Fiscal 2017, which ends February 3, 2018, is a 53-week year.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, competitive conditions, which may be impacted by evolving consumer shopping patterns; the impact of economic conditions on consumer demand and spending for apparel and related products, particularly in light of general economic uncertainty; changes in international, federal or state, tax, trade and other laws and regulations, including changes in corporate tax rates, quota restrictions or the imposition of safeguard controls; demand for our products; timing of shipments requested by our wholesale customers; expected pricing levels; retention of and disciplined execution by key management; the timing and cost of store openings and of planned capital expenditures; weather; costs of products as well as the raw materials used in those products; costs of labor; acquisition and disposition activities; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; our ability to timely recognize our expected synergies from any acquisitions we pursue; and factors that could affect our consolidated effective tax rate such as the results of foreign operations or stock based compensation. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 28, 2017 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	April 29, 2017	April 30, 2016
ASSETS
Current Assets
Cash and cash equivalents	$6,554	$6,974
Receivables, net	79,042	81,493
Inventories, net	127,061	143,641
Prepaid expenses	24,325	23,442
Total Current Assets	$236,982	$255,550
Property and equipment, net	192,734	185,971
Intangible assets, net	174,603	185,416
Goodwill	60,002	50,058
Other non-current assets, net	24,258	21,800
Total Assets	$688,579	$698,795

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$63,982	$62,497
Accrued compensation	16,593	14,948
Other accrued expenses and liabilities	35,591	31,925
Liabilities related to discontinued operations	3,143	—
Total Current Liabilities	$119,309	$109,370
Long-term debt	93,289	152,905
Other non-current liabilities	69,370	67,551
Deferred taxes	16,183	12,323
Liabilities related to discontinued operations	2,022	4,278
Commitments and contingencies
Shareholders’ Equity
Common stock, $1.00 par value per share	16,821	16,757
Additional paid-in capital	131,011	125,662
Retained earnings	246,136	214,798
Accumulated other comprehensive loss	(5,562)	(4,849)
Total Shareholders’ Equity	$388,406	$352,368
Total Liabilities and Shareholders’ Equity	$688,579	$698,795

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	First Quarter Fiscal 2017	First Quarter Fiscal 2016
Net sales	$272,363	$256,235
Cost of goods sold	112,953	104,771
Gross profit	$159,410	$151,464
SG&A	133,191	123,498
Royalties and other operating income	3,740	4,040
Operating income	$29,959	$32,006
Interest expense, net	930	614
Earnings from continuing operations before income taxes	$29,029	$31,392
Income taxes	11,832	11,215
Net earnings from continuing operations	$17,197	$20,177
Earnings from discontinued operations, net of taxes	—	—
Net earnings	$17,197	$20,177

Net earnings from continuing operations per share:
Basic	$1.04	$1.22
Diluted	$1.03	$1.21
Earnings from discontinued operations, net of taxes, per share:
Basic	$—	$—
Diluted	$—	$—
Net earnings per share:
Basic	$1.04	$1.22
Diluted	$1.03	$1.21
Weighted average shares outstanding:
Basic	16,549	16,503
Diluted	16,695	16,617
Dividends declared per share	$0.27	$0.27

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter Fiscal 2017	First Quarter Fiscal 2016
Cash Flows From Operating Activities:
Net earnings	$17,197	$20,177
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	9,651	9,464
Amortization of intangible assets	539	490
Equity compensation expense	1,739	1,575
Amortization of deferred financing costs	105	96
Deferred income taxes	2,605	4,688
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(20,474)	(16,562)
Inventories, net	15,000	2,767
Prepaid expenses	508	(375)
Current liabilities	(12,171)	(20,081)
Other non-current assets, net	7	(515)
Other non-current liabilities	(1,095)	(27)
Cash provided by operating activities	$13,611	$1,697
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(225)	(91,871)
Purchases of property and equipment	(8,545)	(10,582)
Other investing activities	—	(2,030)
Cash used in investing activities	$(8,770)	$(104,483)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(67,373)	(60,642)
Proceeds from revolving credit arrangements	69,153	169,572
Proceeds from issuance of common stock	386	315
Repurchase of equity awards for employee tax withholding liabilities	(2,206)	(1,549)
Cash dividends declared and paid	(4,552)	(4,531)
Cash (used in) provided by financing activities	$(4,592)	$103,165
Net change in cash and cash equivalents	$249	$379
Effect of foreign currency translation on cash and cash equivalents	(27)	272
Cash and cash equivalents at the beginning of year	6,332	6,323
Cash and cash equivalents at the end of the period	$6,554	$6,974
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$876	$416
Cash paid for income taxes	$833	$3,438

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
AS REPORTED	First Quarter Fiscal 2017	First Quarter Fiscal 2016	% Change
Tommy Bahama
Net sales	$172.5	$162.7	6.0%
Gross profit	$105.2	$98.8	6.4%
Gross margin	61.0%	60.7%
Operating income	$16.0	$13.3	20.4%
Operating margin	9.3%	8.2%
Lilly Pulitzer
Net sales	$63.3	$64.7	(2.1)%
Gross profit	$42.1	$42.7	(1.3)%
Gross margin	66.5%	65.9%
Operating income	$17.7	$20.8	(14.9)%
Operating margin	27.9%	32.1%
Lanier Apparel
Net sales	$23.4	$26.6	(12.2)%
Gross profit	$7.0	$8.6	(18.4)%
Gross margin	30.0%	32.3%
Operating income	$0.9	$2.9	(70.1)%
Operating margin	3.7%	10.8%
Southern Tide
Net sales	$12.6	$1.4	NM
Gross profit	$6.5	$0.6	NM
Gross margin	51.4%	NM
Operating income	$2.1	—	NM
Operating margin	16.6%	NM
Corporate and Other
Net sales	$0.5	$0.7	NM
Gross profit	$(1.4)	$0.8	NM
Operating loss	$(6.7)	$(5.0)	(34.1)%
Consolidated
Net sales	$272.4	$256.2	6.3%
Gross profit	$159.4	$151.5	5.2%
Gross margin	58.5%	59.1%
SG&A	$133.2	$123.5	7.8%
SG&A as % of net sales	48.9%	48.2%
Operating income	$30.0	$32.0	(6.4)%
Operating margin	11.0%	12.5%
Earnings from continuing operations before income taxes	$29.0	$31.4	(7.5)%
Net earnings from continuing operations	$17.2	$20.2	(14.8)%
Net earnings from continuing operations per diluted share	$1.03	$1.21	(14.9)%
Weighted average shares outstanding - diluted	16.7	16.6	0.5%
ADJUSTMENTS	First Quarter Fiscal 2017	First Quarter Fiscal 2016	% Change
LIFO adjustments(1)	$1.7	$(0.3)
Inventory step-up charges(2)	$0.0	$0.2
Amortization of Canadian intangible assets(3)	$0.4	$0.4
Amortization of Southern Tide intangible assets(4)	$0.1	$0.1
Transaction expenses for acquisition(5)	$0.0	$0.8
Impact of income taxes(6)	$(0.7)	$(0.3)
Adjustment to net earnings from continuing operations(7)	$1.5	$0.8
AS ADJUSTED
Tommy Bahama
Net sales	$172.5	$162.7	6.0%
Gross profit	$105.2	$98.8	6.4%
Gross margin	61.0%	60.7%
Operating income	$16.4	$13.7	19.9%
Operating margin	9.5%	8.4%
Lilly Pulitzer
Net sales	$63.3	$64.7	(2.1)%
Gross profit	$42.1	$42.7	(1.3)%
Gross margin	66.5%	65.9%
Operating income	$17.7	$20.8	(14.9)%
Operating margin	27.9%	32.1%
Lanier Apparel
Net sales	$23.4	$26.6	(12.2)%
Gross profit	$7.0	$8.6	(18.4)%
Gross margin	30.0%	32.3%
Operating income	$0.9	$2.9	(70.1)%
Operating margin	3.7%	10.8%
Southern Tide
Net sales	$12.6	$1.4	NM
Gross profit	$6.5	$0.7	NM
Gross margin	51.4%	NM
Operating income	$2.2	$0.3	NM
Operating margin	17.2%	NM
Corporate and Other
Net sales	$0.5	$0.7	NM
Gross profit	$0.3	$0.5	NM
Operating loss	$(5.0)	$(4.6)	(10.3)%
Consolidated
Net sales	$272.4	$256.2	6.3%
Gross profit	$161.1	$151.3	6.5%
Gross margin	59.2%	59.1%
SG&A	$132.7	$122.3	8.5%
SG&A as % of net sales	48.7%	47.7%
Operating income	$32.1	$33.0	(2.8)%
Operating margin	11.8%	12.9%
Earnings from continuing operations before income taxes	$31.2	$32.4	(3.9)%
Net earnings from continuing operations	$18.7	$21.0	(11.0)%
Net earnings from continuing operations per diluted share	$1.12	$1.26	(11.1)%

	First Quarter Fiscal 2017	First Quarter Fiscal 2017	First Quarter Fiscal 2016
	Actual	Guidance(8)	Actual
Net earnings (loss) from continuing operations per diluted share:
GAAP basis	$1.03	$0.98 - $1.08	$1.21
LIFO adjustments(9)	0.06	0.00	(0.01)
Inventory step-up charges(10)	0.00	0.00	0.01
Amortization of Canadian intangible assets(11)	0.02	0.02	0.02
Amortization of Southern Tide intangible assets(12)	0.00	0.00	0.00
Transaction expenses for acquisition(13)	0.00	0.00	0.03
As adjusted(7)	$ 1.12	$1.00 - $1.10	$1.26

	Second Quarter Fiscal 2017	Second Quarter Fiscal 2016	Fiscal 2017	Fiscal 2016
	Guidance(14)	Actual	Guidance(14)	Actual
Net earnings (loss) from continuing operations per diluted share:
GAAP basis	$1.33 - $1.43	$1.44	$3.33 - 3.53	$3.27
LIFO adjustments(9)	0.00	(0.04)	0.06	(0.22)
Inventory step-up charges(10)	0.00	0.04	0.00	0.10
Amortization of Canadian intangible assets(11)	0.02	0.02	0.09	0.09
Amortization of Southern Tide intangible assets(12)	0.00	0.01	0.01	0.01
Transaction expenses for acquisition(13)	0.00	0.00	0.00	0.03
Distribution center integration charges (15)	0.00	0.02	0.00	0.02
As adjusted(7)	$1.35 - $1.45	$ 1.48	$3.50 - 3.70	$ 3.30

(1) LIFO adjustments represent the impact on cost of goods sold resulting from LIFO accounting adjustments. LIFO adjustments are included in Corporate and Other.
(2) Inventory step-up charges represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the Southern Tide acquisition. These inventory step-up charges are included in cost of goods sold in Southern Tide.
(3) Amortization of Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Canadian intangible assets are included in SG&A in Tommy Bahama.
(4) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets are included in SG&A in Southern Tide.
(5) Transaction expenses for acquisition represent the transaction costs associated with the Southern Tide acquisition. These transaction expenses for acquisition are included in SG&A in Corporate and Other.
(6) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(7) Amounts in columns may not add due to rounding.
(8) Guidance as issued on March 23, 2017.
(9) LIFO adjustments represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(10) Inventory step-up charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from inventory step-up charges related to the Southern Tide acquisition.
(11) Amortization of Canadian intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(12) Amortization of Southern Tide intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Southern Tide acquisition.
(13) Transaction expenses for acquisition represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the transaction costs associated with the Southern Tide acquisition.
(14) Guidance as issued on June 6, 2017.
(15) Distribution center integration charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from one-time charges related to transitioning Southern Tide's distribution center functions during the Second Quarter of Fiscal 2016.

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales.
Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2017	5%	—%	—%	—%	—%
Fiscal 2016	(13)%	7%	(6)%	(3)%	(3)%
Fiscal 2015	8%	3%	(5)%	2%	3%
Lilly Pulitzer
Fiscal 2017	(7)%	—%	—%	—%	—%
Fiscal 2016	1%	(1)%	12%	2%	2%
Fiscal 2015	20%	41%	27%	13%	27%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2017
Full-price	111	112	—	—	—
Retail-restaurant	17	17	—	—	—
Outlet	40	40	—	—	—
Total	168	169	—	—	—
Fiscal 2016
Full-price	107	109	111	113	111
Retail-restaurant	16	16	16	16	17
Outlet	41	41	41	41	40
Total	164	166	168	170	168

Lilly Pulitzer
Fiscal 2017
Full-price	40	41	—	—	—
Fiscal 2016
Full-price	34	34	37	39	40

Contact: Anne M. Shoemaker
Telephone: (404) 653-1455
Fax: (404) 653-1545
E-mail: InvestorRelations@oxfordinc.com